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                                                                    EXHIBIT 99.2


OPERATOR


         Welcome to the AFC Enterprises third-quarter 2003 operating performance results conference call. All lines will be muted during the broadcast. After the presentation there will be a question and answer period. [Operator Instructions].

At this time, I'd like to introduce Felise Kissell, Vice President of investor relations and finance. Ms. Kissell, you may begin.


FELISE KISSELL - AFC ENTERPRISES - VICE PRESIDENT, INVESTOR RELATIONS AND
FINANCE


         Good morning, everyone. Before we begin I'd like to read the forward-looking statement. Certain statements made in this call and other written or oral statements made by or on behalf of the AFC or its brands are forward-looking statements within the meaning of the private federal securities law. Statements regarding future events and developments and our future performance as well as management's expectations, beliefs, plans, estimates, or projections relating to the future are forward-looking statements within the meanings of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the outcome of the ongoing audit, the restatement of our financial statements with the delisting of our securities from the NASDAQ national market, adverse effect of litigation or regulatory actions arising with the restatement of our financial statements, ability to attract or retain additional qualified management personnel, our ability to comply with covenants contained in our credit facility, the cost and availability of our principal food products labor shortages, or increased labor cost, our ability to franchise new units and extend our brands, our and our franchisees' ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends competition, general economic, political, and regulatory conditions and the risk factors detailed in our annual report on form 10-K for the year ended December 30th, 2001 and the other documents we filed with the Securities and Exchange Commission. You should not place undue reliance in any forward-looking statements since those statements speak only as of the date they are made. I would now like to turn the call over to Frank Belatti - Chairman and CEO.


 FRANK BELATTI - AFC ENTERPRISES - CHAIRMAN AND CEO


         Thanks, Felise. Good morning, everyone, and welcome. I promise not to speak that quickly. Thank you all for joining us today. I'd also like to welcome a number of our employees and franchisees who we've invited to listen in this morning. I'd like to spend a few minutes covering several items of interest and then Dick will give you a review of the quarter and I will wrap up and we will be happy to answer your questions after that.

Before I begin, I would like to remind everyone that the third-quarter operating results are the intent of this call. As we previously announced, we are all painfully aware of the fact that we're in the process re-auditing 2000, 2001 financial statements and restating our results for the first three quarters of fiscal 2002. As you know, this is necessary in order for us to release our financial statements for 2002. And until we've finalized those 2002 financial statements we're not going to be able to determine our results for the completed periods of 2003 or issue guidance relating to our performance for the remainder of this year. Until we've finalized the numbers for '02, we simply can't provide meaningful information about '03.

And due to the restatement, we're also not in a position to provide guidance for 2004 until we're able to release the historical financial information for all completed periods which will provide a proper context and baseline for understanding that guidance.

So, accordingly, we have planned to provide full year guidance for '03 and '04 only after the filing of the 2002 10-K and the quarterly reports for the first three quarters of '03.

Secondly, other than what we've previously relayed to you through our numerous press releases and calls, we are really not in any position this morning to provide any additional information related to the status of the audits and the filing of the financial statements. And will not really be able to address any questions related to those topics today.

The purpose of the call, as I said, is really to provide you with an update on our business for the third quarter of the year - particularly focusing on the key business drivers. We will summarize some of the improvements made during the hundred day plan and then we will review some of the challenges that we're tackling throughout the balance of this year.

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Suffice it to say that I am certainly disappointed that the audit has taken so long and is not yet completed, but we are in the final stages. And while we just spent an incredible amount of time, energy, and money on the audit process, we have begun to make improvements to our team, our systems and our procedures to ensure that we will be in a better place to report next year more transparently on time and in exceptional order.

Across the enterprise, we have added to date six CPAs, we have a new VP of finance, we have a new director of financial reporting, we have a new director of internal controls. We have CFOs and new controllers at our operating companies and we have upgraded our systems. There are new systems coming on stream in the first quarter of 2004 and back office systems have now been installed in about 50 percent of our restaurants, bakeries, and cafes.

We have invested in our team and our technology. And we have gotten better.

We've also added two senior executives at Church's and, despite not filling the CFO and Popeyes' President roles, Dick and I believe that this is as good a team as we've ever had. And, frankly, we don't mind our second jobs. We really like this group of talented and dedicated people and we believe this team rivals any that we've had in our 11 years.

Our goal is to take care of them, to motivate them, and to continue the work that we've begun and we're looking forward to the prospects of an exciting 2004.

We have continued to work diligently to improve our brands and their ability to compete today and for years to come. We work very hard to focus on the dinner daypart at Popeyes and Church's to strengthen the strongest part of our business and to expand into other areas of new opportunity wisely, creatively, and uniquely the powerful ideas. We are adding to Cinnabon's snack appeal and expanding that brand's reach to become more of the destination with products and partnerships. We've changed our creative, we've altered our promotional emphasis and we've begun to deal with our speed and quality of service.

We've also placed more emphasis on servicing our franchise partners in the field. We're more passionate about reducing the cost to build, the cost to do business, and eliminating those services which add little or no value. We are equally passionate about driving AUVs and margins and growing in markets and in countries that make exceptional strategic sense.

We've also begun to address the wants and the likes not only of today's consumers whom we value greatly, but also of tomorrow's consumers whom we want to make frequent visitors.

Now before Dick shares our review of the third-quarter with you, let me address an item that you've had questions about in the past and see if we can't address it now.

As you know, under SEC rules, we cannot provide you with a projection of free cash flow unless we can simultaneously reconcile that number to a GAAP earnings or cash flow projection for 2003, but I think this review will help.

For clarity, granularity, and consistency, we've begun and will continue to report our statement of cash flow based on operating activities, investing activities and financing activities. So first, due to lower comps and fewer openings, fewer commitments and general pressures on margins, our cash flow from operating activities is clearly softer than we expected as we enter this year.

When you add the $19 to $20 million of extraordinary items to this figure, cash from operating activities is down around 20 percent from our original plan. Cash from investing activities was improved by reducing CapEx expenditures by $2.3 million dollars from the original plan of $31.2 million and by selling the Seattle Coffee Company which still should net $60 to $62 million dollars. There have been no conversions to date.

On the financing front, we have made mandatory debt payments of around $17 million and we made additional debt payments of around $62 million, essentially the entire net proceeds of the coffee transactions -- transaction bringing our net debt down to approximately $126 million for the lowest level in our history.

Now given that the restatement is still going on that in any event, these numbers are based on various estimates. We must stress that these are preliminary expectations of our cash flow for the year. And I hope that helps you with your question.

And, lastly, some of you have inquired recently about how AFC is addressing FIN 46 "The Consolidation of Variable Interest Entities" and while we are evaluating the application of FIN 46 as many other franchisees are we don't believe that we have any associations that would both require consolidation and have a material impact on our financial position. But I suspect there is more to come on that.

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And with that, I'll turn it over to Dick and I'll be back.


DICK HOLBROOK - AFC ENTERPRISES - PRESIDENT AND CHIEF OPERATING OFFICER


Thanks, Frank, and good morning, everybody. I will begin this morning by reviewing the overall third-quarter results at an AFC level and I'll move on and review just some key highlights from our brands.

Well, the third-quarter was the best quarter of the year so far in many respects. Our total systems sales and comparable sales results were the best of the year. And while the continued improvement is good, I assure you that we are continuing to remain focused on getting back into positive territory with our comparable sales. We have taken a number of substantial actions during the quarter to strengthen our marketing, new product development, focus on operation's execution and - along with some exceptional new talent with tremendous experience in our industry - we do see the momentum building in the second half of '03 as compared to the first half.

In the third-quarter we're starting to see improvements in our operational drivers. Although these improvements have not put us completely back on track yet, we are moving in the right direction. Total sales for AFC are up 3.7 percent. That's excluding Seattle coffee domestic from the prior year. For the third-quarter and that is up 3.7 for the third-quarter '03 versus the prior year. The Popeyes' system leads the way with systems sales up 4 1/2 points. Church's with a strong 2.6 percent increase and Cinnabon up nearly 1 percent.

Overall this is a very positive indicator for the health of the brand and is the first time since the fourth quarter of last year that all three brands had positive systems sales. Total Domestic blended comparable store sales for the third-quarter came in down 1.4 percent. However that is a 1.7 percentage point improvement from our Q2 performance this year.

The third-quarter of 2003 also represents AFC's strongest quarterly total Domestic comps sales performance since the second quarter of '02. As stated in our release, specific drivers that have been key to our comparable sales improvement include Popeyes revised Domestic system promotions of limited time offers with favorable price points and products. Church's has continued to expand their use of mixed bundles and increased trade-up opportunities with Honey Butter biscuits and limited time offered desserts.

Cinnabon benefited from improvements in capture, venue traffic and from their new Caramel promotion as well as initiatives that focus on enhanced product quality and greater customer interface. Our brands' focus on retooling their promotions and limited time product offers have driven each of their average checks up for the third-quarter of 2003. Church's is leading the pack with an average check increase of 4 1/2 percent, Popeyes up 1.7 percent and Cinnabon was up slightly for the quarter.

However, our challenge continues to be with lagging transactions which did improve, overall, in Q3 vs. prior quarters but is still negative overall.

Due to the 2002 audited financial statements not being finalized, we've not been able to participate in certain domestic franchising-related activities, including the sale of new commitments for development. Based on the fact that our financial statements are required to be current within 90 days of filing our UFOCs, we don't believe will be able to engage in our domestic franchising activity again this year. This - along with the economic climate and the negative comps sales performance - has taken a toll on how our franchise partners view opening new units and has caused them to take a more cautious approach.

AFC's new unit openings of 69 for the third-quarter of 2003 was down from the prior year and down slightly from our second quarter. However, we still anticipate full year 2003 openings to come in at our previously stated target of 345 to 370. Our recent decision to close some Company operated restaurants did increase our closing forecast for the full year. These decisions were driven by a thorough review of our underperforming units due to the current location, side economics and overall viability going forward.

While we have been inactive due to the restatement, our new business development teams are reformulating a domestic franchising relaunch strategy to aggressively target new and existing franchise partners, and these strategies will include updating our marketing materials, resetting target markets, enhancing our communications capabilities and providing new screening techniques - all of which is being worked on to rapidly build back our momentum and secure new commitments for development once our UFOCs are filed.

In spite of everything that is going on in our environment, our brands continue to remain focused on the development and rollout of new products, improving operational execution at the unit level, creating new marketing and promotional campaigns and continued reimaging to enhance the curb appeal as well as the guest experience.

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As we look at our franchise partner performance, it would be fair to say that their margins have been impacted this year due to the comps sales decline as well as some of the increases that we're seeing in fixed costs like utilities and insurance. But with these challenges, they continue to be profitable overall.

So with that as an overview, let's take a look at the brands. Starting with Popeyes, Q3 performance did continue to show improvements on many fronts and, overall, given the economic environment we've seen some positives driven primarily by new unit openings as well as some continued negatives primarily in continued soft comps.

On the opening front Popeyes continues to show strong performance, opening 42 restaurants globally in the quarter compared with 43 restaurants in the same quarter last year. Year-to-date through P10, Popeyes has opened 126 restaurants globally versus 125 in 2002.

Compared to 2002, the openings mix has shifted somewhat to international growth with 63 restaurants open year-to-date versus 57 in '02 and this helped offset a slowdown domestically with 63 restaurants opened year-to-date versus 68 in 2002. Driven in part by the fact that we can't franchise domestically at this time, the economic environment -- difficult financing environment with significantly higher equity requirements today vs. prior years.

Now, with all that said, we continue to see strong growth as a brand globally and still anticipate having between 175 and 180 openings for the full year 2003. On the comparable store sales front, Popeyes comp sales in 2003 have reflected the chicken QSR segment with negative comps sales performance although improving in the quarter.

There are several extraordinary events that did somewhat negatively impact the heavily franchised eastern U.S. portion of the Popeyes' franchise system. Those included the large power outage throughout the Northeast in period 9 and Hurricane Isabel in the mid Atlantic in period 10. Popeyes' Domestic comps sales for Q3 were down 1.5 percent compared to down 2.6 in the second quarter of this year. Year-to-date domestic comps for 2003 are down 3 percent compared with a positive 1.4 percent in 2002.

Negative comps have been driven primarily by declining transactions, down about 3 percent although our average check was up, as I've already pointed out. We anticipate the full year domestic system comps sales will range between down 2 and down 3 percent with continued improvement expected over the balance of the year. Popeyes has returned its focus for Q4 to historically successful LTO promotions such as the annual crawfish celebration in November and holiday family bundle offers in December with new creative for both these offerings that's in-place today.

Popeyes will also be offering the highly successful Cajun roast turkey during the holidays available at many of our restaurant locations and on our website. We will also be testing new healthier menu offerings such as roasted turkey salads and new and improved catfish and family bundles in the fourth quarter. While we're focusing on our signature bone-in fried chicken we will be moving away from aggressively discounting the product which has not moved our system in the first three quarters of this year.

As announced Kramer-Krasselt has been hired as Popeyes new ad agency and they are currently working on a new creative campaign to begin in January.

On the operations front, we've changed our operation support structure to put more talent back in the field - directly supporting our franchise partners as Phase I of this initiative. We are increasing the frequency that our support team meets and reviews, franchise partner operations as well as integrating mystery shop reviews and 1-800 call information to enhance our ability to deliver quality operations.

We're now in the process of finalizing our Phase II support program which will include the addition of a new vice president of franchise support to lead this group, as well as adding additional business consultants to the team by the beginning of the year. We're very disappointed in the results of the recent QSR magazine drive through study and we will place a heightened emphasis on improving the appearance, speed, and order accuracy at our drivethroughs.

In addition we formed cross functional teams to actively go in market and review operations, marketing, and financial performance in a number of down markets.

Moving on to Church's, the Church's brand also experienced continued improvement in both total sales and comparable sales during the quarter. For Q3 Church's domestic comps sales were up 1.9 percentage point from the second quarter of this year. The quarter domestic comp showed significant improvement over the first half of 2003, finishing the quarter at -1.7. This improvement in Q3 was primarily driven by average check,

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which came in at a positive 4 1/2 percent. Strategically several promotions have been implemented to increase check average to include featuring mixed boxes of bone-in chicken with higher priced trade ups in restaurants promoting $2.99 individual offers instead of the more traditional $1.99 offers.

A strong suggested sale program on three biscuits for $1 which is an additional add-on and promotionally flavored pies to help build desserts sales.

Transactions continue to be soft. However the trend for transactions have been improving throughout 2003. To drive traffic, the brand featured a free Hollywood Video movie rental with a family box purchase and the promotion successfully helped sustain the sales momentum. Hollywood Video reported that over 125,000 certificates were redeemed and they're anxious to participate with Church's in another future promotion.

The testing of the new menu boards and drive through enhancements also continue contributing to the better trend and transactions. The new menu boards design received positive results when tested in Atlanta and Houston and rollout for the system has begun.

From a new product perspective Church's tested Zesty Shrimp Crunchers and these markets reported a tremendous improvement in transactions versus the base for the system. Another product is Zesty Tender Strips was also tested and achieved good results. New product test results for Zesty thigh filets and chicken tenders, and that's paired with waffles, are still being analyzed.

Q4 will see continued aggressive check building activity along with a promotion of Zesty Shrimp Crunchers and our holiday bundle - which includes a holiday coupon book designed for bounce backs in December, January, and February. Church's is testing a kids premium along with several new product tests continuing and or launching during the fourth quarter.

All of these will be strategically focused to drive transactions while maintaining a healthy average check.

Church's has completely phased out of the full-life media campaign and is currently running transitional creative which features enticing product footage and straightforward retail messaging. The search for a new national creative agency is proceeding and the focus there is on selecting a multicultural agency to support the brand's initiatives going forward.

New restaurant openings continued to be a disappointment for the brand. In Q3 Church's opened two domestic restaurants and five international. For year-to-date total now of 29, 16 of those are domestic and 13 international. Although openings lagged compared to prior year new restaurant opening performance continues to be strong with annualized sales above average on a per venue basis. We continue to feel good about our full year forecast for openings at 55 to 65 new restaurants.

Operations execution continues to be focused on product availability and speed of service. The combination of mystery shops, attitude, and awareness, research, hotline trends, operations assessment, and surveys of individual restaurants is providing a very thorough assessment of the performance of both Company and franchise restaurants.

This new level of data collection and evaluations is providing a no excuses platform for correcting specific operational problems. Most recent scores for Church's drive through service performance showed improvement and the brand will continue this momentum by making drivethrough improvements at key initiatives going forward.

As has been previously announced, Church's senior team was rebuilt in Q3 with the addition of a new chief operating officer, a chief marketing officer and a CFO. The new team has made significant early contributions and is engaged today in the strategic planning for '04. In addition the team is currently making a 9 city tour to meet with franchise partners at their semi-annual regional meetings.

And, finally, to Cinnabon. The operating environment for Cinnabon is showing signs of stabilizing, we believe. The declines in mall traffic levels continue to improve down just over 3 percent for this quarter. This is the best traffic level that we've seen since first quarter of 2001. At Cinnabon, sales continue to improve during the quarter finishing with slightly positive same-store sales, domestically, which was up 5 percentage points from the prior quarter. We continue our focus on increasing capture rate of the traffic in the malls as well as building check. In Company-owned bakeries our caramel focus flavor focus promotion contributed to nearly flat capture rate for the quarter as well as driving our average check up, as I had previously stated.

Near the end of quarter 3, we began the launch of our new portable CinnaPoppers which has shown promising results in its first few weeks. Cinnabon's fourth
-- focus in the fourth quarter is centered on operational excellence to ensure that we maximize capture rates and average ticket during this critical holiday season for this brand. The Company will premiere their new Holiday to Go packaging which was awarded first place

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by QSR Magazine and Foodservice and Packaging Institute Inc. for distinction in graphic design. We continue to be aggressive on the product development front, strategically creating products that serve to build frequency, address day parts and portability while still offering indulgent but better for you products. We started a market test in September for our new mini bun delight which has 40 percent less fat than our regular mini bun.

Currently that product is running at about 9 percent of sales. In October, we began testing our Berry Bites which are small fruit filled pastries and these are paired with frusia and the frusia is our fat-free blended fruit beverage.
A third market test is underway with a chocolate theme that highlights our portable yet indulgent triple chocolate bites as well as our proprietary Mochalatta Chill. These tests are scheduled to continue until the holiday period begins and the successful products from all of these tests that I've mentioned will be included in our 2004 rollout plan.

As we discussed last quarter, our focus operationally has been on raising the level of constant execution. In June we implemented Operations Capture Rate. This is an operational excellence program focusing on product quality, availability, sampling, service and salesmanship. It is a behavioral marketing initiative to ensure a quality experience, create more excitement at the leaseline and increase capture rate. We also introduced our Good Answer program which is a 1-800 based program. That continues to measure the effectiveness of our business, overall, head up our operations capture rate initiatives. In keeping with the old adage of you get what you measure, this guest feedback program will help ensure we're delivering on the brand promise and superior value to our customers.

Openings for Cinnabon continue to be difficult. While conditions have been showing signs of improvement it has been a tough 18 months for our domestic system. But we have implemented a number of good support programs to influence openings, we are challenged by our inability to secure new domestic development opportunities without our UFOC. We continue to anticipate opening 70 to 75 new bakeries in 2003. And we expect to close approximately 40 plus bakeries - half of these closures are expected in our domestic franchise business as the lease exit opportunities arise on a larger than usual number of marginal cash flow mall bakeries. And on that basis we do anticipate that they will close.

Two new Cinnabon licensed products hit the market in a third quarter and a partnership with the Orville Redenbacher Cinnabon Popcorn was introduced into the grocery, ConAgra mass merchandisers and drug channels.

In addition Cinnabon lip balm was introduced in a specialty accessory stores across the country and a licensing relationship with the LottaLove Co. The lip balm will be available in Wal-Mart stores beginning in December.

Cinnabon will continue to expand its licensing initiatives, partnering with General Mills. We will introduce the new Cinnabon cinnamon swirl jumbo muffins by Betty Crocker which will be available for distribution in over 900 club stores by the end of November. In December we will begin consumer testing of our new Cinnabon Swirl bread which has been being developed in partnership with Sunmaid.

Finally, we're encouraged by the retail sales outlook for the 2004 -- 3 holiday period. According to Deloitte's holiday survey a healthy back to school season and positive outlooks for the stock market all point towards positive retail same-store sales for the fourth quarter. The survey also indicates a renewed interest in department store shopping especially among the younger shoppers.

This bodes well for Cinnabon and for mall shopping in general.

Thank you. That concludes my report and I'll give it back to Frank for wrap up.


FRANK BELATTI - AFC ENTERPRISES - CHAIRMAN AND CEO


Thanks Dick. Well during our first 100 day plan we've been able to make significant strides in redesigning new facilities for future growth by zeroing in on new menu ideas, reaching out to new agencies, stabilizing our sales and margins and improving our controls. During these next 100 days or until the end of the year, we are attempting to put this audit behind us and get current, to make further improvements to our financial reporting structure, to return to positive comps, to improve our margins, prepare to relaunch our brands around the world with a look at us now theme, take care of our people, better service our partners and perhaps most of all to learn to service our customers faster and friendlier.

We have had a lot to do. I think it was a good solid quarter. We've got much to do but I think progress is being made. And with that, we will conclude our presentation and open it up to your questions.



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QUESTION AND ANSWER

OPERATOR


[Operator Instructions].

Joe Buckley from Bear Stearns.


JOSEPH BUCKLEY - BEAR STEARNS - ANALYST


A couple of questions. Frank, just wondering if you would repeat the comments you made about the cash flow numbers? I think you said down 20 percent from your original expectations and just want to make sure that included the onetime expenses or if that was of the increment, the onetime expenses was sort of about an additional step down from the cash flow expectations?


FRANK BELATTI - AFC ENTERPRISES - CHAIRMAN AND CEO


Joe, that does include the extraordinary items.


JOSEPH BUCKLEY - BEAR STEARNS - ANALYST


Okay. And then you talked about new systems being put in place in 2004.
Talk about some of the costs related to that versus some of the productivity improvements that you've accomplished and how would you think about that sort of '04 vs. '03 from a cost perspective?


FRANK BELATTI - AFC ENTERPRISES - CHAIRMAN AND CEO


On the CapEx side many of these systems have been planned for quite a long time ago so there, clearly, is money in the budget for the capital improvements. And even with the additional expenditure on CapEx, we still have a very fair reasonable CapEx number for 2004 - very close to what it has been the last year or two. On the people side, I think the re-engineering of the finance organization has really helped us to not necessarily increase the number of heads in total, but to really give us a different and better chain. So, I'm not expecting the cost of both on the expense side or the CapEx side to be significantly different from what it has been, but, clearly, it's going to be more focused on different processes, different systems and different people.


JOSEPH BUCKLEY - BEAR STEARNS - ANALYST


And lastly, just talk a little bit about store level margins. What you have been seeing at both Popeye's and Church's?


DICK HOLBROOK - AFC ENTERPRISES - PRESIDENT AND CHIEF OPERATING OFFICER


Joe, this is Dick. I think within my comments really kind of outlined -- certainly we're not getting the leverage on sales that is affecting the overall margins I think both at the Company as well as our franchise restaurant. We have continued to see some increasing utility rate in cost throughout this year as well as insurance cost - both for us and in particular for our franchise partners. So it is having an effect of lowering our margins a bit.


FRANK BELATTI - AFC ENTERPRISES - CHAIRMAN AND CEO


I think maybe, Joe, we're not seeing a lot of product cost changes or a lot of labor cost changes. I think the pressures are really coming in those areas that Dick outlined and I think as soon as we got the financials out we will run through those margins for you.

OPERATOR

[Operator Instructions].

Karen Landmark from Merrill Lynch.


KAREN LANDMARK - MERRILL LYNCH - ANALYST


Can you give us an update on the Seattle's Best sale on the timing and is the $60 to $62 million firm or is that being reconsidered?


FRANK BELATTI - AFC ENTERPRISES - CHAIRMAN AND CEO


I believe the number is -- continues to be a firm number. There's nothing that would lead me to believe that that would change in any substantial way, but we're close to having that transaction completed.


KAREN LANDMARK - MERRILL LYNCH - ANALYST


You think you'll have it complete by the end of the year?


FRANK BELATTI - AFC ENTERPRISES - CHAIRMAN AND CEO


I believe so - yes. There is a purchase price adjustment in the contract, a method in the contract which we will clearly use but I don't anticipate their there being significant change there.


KAREN LANDMARK - MERRILL LYNCH - ANALYST


And also on FIN 46 should we assume that this evaluation won't be completed until the audit is complete versus prior to that?


FRANK BELATTI - AFC ENTERPRISES - CHAIRMAN AND CEO


I think the FIN 46 piece is something that a lot of us in the industry have taken a hard look at. It's really not related to the audit process. But we will continue to keep an eye on how this is being interpreted and we will continue to work with our colleagues to ensure that it gets applied appropriately.


OPERATOR


There are currently no more additional questions. I would now like to turn it back to Mr. Belatti for concluding remarks.


FRANK BELATTI - AFC ENTERPRISES - CHAIRMAN AND CEO


All right, folks, thank you very much. I appreciate you attending the call with us today. I look forward to our next opportunity to speak. I just want to leave you with the thought that we and all of our people are enthusiastic and encouraged about the things that we've done and the things that we have yet today. We're focused, we're on top of it and we will get there. Okay? Thanks, everybody.